Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements (Form S-8 No. 333-113552) pertaining to the 2007 Stock Option plan of Magic Software Enterprises Ltd.,

(2)	Registration Statements (Form S-8 No. 333-132221) pertaining to the 2007 Stock Option plan of Magic Software Enterprises Ltd.,

(3)	Registration Statements (Form S-8 No. 333-149553) pertaining to the 2007 Stock Option plan of Magic Software Enterprises Ltd.;

of our reports dated May 11, 2022 with respect to the consolidated financial statements of Magic Software Enterprises Ltd., and the effectiveness of the internal control over financial reporting of Magic Software Enterprises Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel

May 12, 2022